UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2022

BIONIK LABORATORIES CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

80 Coolidge Hill Road Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 926-4800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01	Entry Into A Material Agreement

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

On August 31, 2022, Tower Aquatic LLC (“Tower”), a Delaware limited liability company and newly-formed, wholly-owned, indirect subsidiary of Bionik Laboratories Corp. (the “Company”), entered into a Business Asset Purchase Agreement (the “Purchase Agreement”) with Dearman & Dearman PT LLC (the “Seller”). Pursuant to the Purchase Agreement, among other things, Tower purchased the business assets (including the trade name) of the Seller, which is doing business as Tower Aquatic & Sports Physical Therapy (the “Business”), for a cash purchase price of $215,000 (the “Purchase Price”), subject to adjustment as described in the Purchase Agreement. On September 7, 2022, Tower and the Seller consummated the transactions contemplated by the Purchase Agreement (the “Closing Date”).

Pursuant to the Purchase Agreement, the Purchase Price was deposited into escrow upon its execution, which was released to the Seller on the Closing Date.

As part of the transactions contemplated by the Purchase Agreement, Tower assumed the property lease for the Business.

The Seller made limited representations to Tower that are customary for a transaction of this nature and this size, which survive the Closing Date. Of the Purchase Price, $1,000 shall be held in escrow for thirty days after the Closing Date to secure such representations.

The owners of the Seller agreed to one-year covenants not to compete against or solicit the customers, employees or contractors of, the Business.

The foregoing is a brief description of the material terms of the Purchase Agreement, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 2, 2022 (the “Issue Date”), the Company borrowed $250,000 (the “Loan”) from GD Holding, an affiliate of Remi Gaston-Dreyfus, a director of the Company (the “Lender”). The Loan is evidenced by a Secured Convertible Promissory Note (the “Note”) and is further subject to a related Collateral Pledge Agreement (the “Pledge Agreement”).

The Company intends to use the proceeds from the Loan to finance the acquisition of the Business pursuant to the Purchase Agreement and pay related costs and expenses.

The Note bears interest at a fixed rate of 1% per month, computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on the two year anniversary of the Issue Date (the “Maturity Date”).

The Note will be convertible into equity of the Company upon the following events on the following terms:

•	On the Maturity Date without any action on the part of the Lender, the outstanding principal and accrued and unpaid interest under the Note will be converted into shares of common stock at a conversion price equal to the closing price of the Company’s common stock on the Maturity Date.

•	Upon the consummation of the next equity or equity linked round of financing of the Company for cash proceeds (the “Qualified Financing”), without any action on the part of the Lender, the outstanding principal and accrued and unpaid interest under the Note will be converted into the securities (or units of securities if more than one security are sold as a unit) issued by the Company in one or more tranches in the context of the Qualified Financing, based upon the issuance (or conversion) price of such securities.

The Note is subject to the terms of the Pledge Agreement, and is secured by the Pledge Agreement and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for the Note. Pursuant to the Pledge Agreement, Bionik Inc., a wholly-owned subsidiary of the Company and the sole member of Tower, pledged 100% of the membership interests it owns in Tower (the “Pledged Collateral”), as security for the due and punctual payment and performance of the liabilities and obligations of the Company set forth in the Note. The Pledge Agreement contains customary warranties, covenants, rights and remedies in favor of the Lender and with respect to the Pledged Collateral.

The Note contains customary events of default, which, if uncured, entitle the Holders to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, their Note.

The foregoing is a brief description of the material terms of the Note and the Pledge Agreement, and is qualified in its entirety by reference to the full text of the Note and Pledge Agreement which are included as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K, each of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Business Asset Purchase Agreement, dated August 30, 2022
10.2	Secured Convertible Promissory Note dated September 2, 2022
10.3	Collateral Pledge Agreement dated September 2, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 7, 2022

BIONIK LABORATORIES CORP.

By:	/s/ Rich Russo Jr.
Name:	Rich Russo Jr.
Title:	Chief Financial Officer and Interim CEO